Exhibit 99.1

RESIGNATION LETTER

December 14, 2010

BlueFire Renewables, Inc.
31 Musick
Irvine, CA 92618

Gentlemen:

This letter confirms that I, Victor Doolan, hereby resign from my position on the board of directors of BlueFire Renewables, Inc. (the “Company”) effective immediately. My resignation is not the result of any disagreement with the Company on any matter relating to its operation, policies (including accounting or financial policies) or practices.

Sincerely,

By:	/s/ Victor Doolan